                                                                               Exhibit 12

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              THE ANDERSONS, INC.


(In thousands, except for ratio)        Quarter Ended
                                          March 31                 Year Ended December 31
                                        1999     1998     1998    1997     1996     1995    1994
Computation of Earnings
 Income (loss) before income taxes    $   66  $(1,327)  $13,006 $ 6,255  $11,891  $10,325  $15,497
 Add:
  Interest expense on indebtedness     2,066    2,458     8,954   8,494   13,703   14,019    8,395
  Interest portion of rent expense     1,060    1,131     4,468   3,993    3,978    3,748    2,854
                                      ------------------------------------------------------------
 Earnings                             $3,192  $ 2,262   $26,428 $18,742  $29,572  $28,092  $26,746
                                      ============================================================
Computation of Fixed Charges
 Interest expense on indebtedness     $2,066  $ 2,458   $ 8,954 $ 8,494  $13,703  $14,019  $ 8,395
 Interest portion of rent expense      1,060    1,131     4,468   3,993    3,978    3,748    2,854
                                      ------------------------------------------------------------
 Fixed Charges                        $3,126  $ 3,589   $13,422 $12,487  $17,681  $17,767  $11,249
                                      ============================================================

Ratio of earnings to fixed charges      1.02     0.63      1.97    1.50     1.67     1.58     2.38
                                      ============================================================
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